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Exhibit 10.36

                                                        May 24, 2001

Mr. Gary Kiaski
183 Oakcreek Blvd.
Scotts Valley, California  95066

Dear Gary:

I am writing to confirm our agreement regarding the termination of your employment at Innoveda.

Effective August 3, 2001, you have resigned from the employment of, and from all offices and directorships of, Innoveda, Inc. and each of its subsidiary companies. On August 3, 2001, Innoveda will pay to you $215,000, representing one year of your current base salary. We will withhold from this payment taxes and any other appropriate deductions. If you elect to continue medical and dental insurance coverage under COBRA, Innoveda will pay the COBRA cost for the period of August 3, 2001 through July 31, 2002. We reserve the right to change your medical coverage from the indemnity plan to the Preferred Provider Organization (PPO) plan. If you obtain other employment that offers medical and/or dental coverage, you must promptly notify Innoveda and obtain that coverage from your new employer and discontinue coverage from Innoveda under COBRA.

Also, if you elect to exercise the stock option granted to you on November 23, 1998, Innoveda will loan to you $62,766 to be used as payment for the exercise of that stock option (there will be 128,094 shares vested on August 3, 2001 and the exercise price is $.49 per share). This loan will be a full recourse loan at market rate interest (as determined by our bank), will require payment of only interest until August 2, 2002 and the entire principal amount of the loan and all unpaid interest will be due on August 2, 2002. We will hold the stock that you acquire on the exercise of your stock option as security for the loan and you (and your wife if you elect to have that stock issued in both names) will sign a promissory note and stock pledge agreement in form and substance satisfactory to Innoveda's lawyers.

Please sign below to indicate your agreement with the above.

Sincerely,                                          Agreed and Accepted
Innoveda, Inc.                                      Gary Kiaski


-------------------------------------               /s/ Gary Kiaski
William J. Herman                                   -----------------
President and Chief Executive Officer


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